Exhibit 2.3
EXECUTION VERSION
THIS AMENDMENT AGREEMENT is made on 2015
BETWEEN:

(1)	EQUINIX, INC., a company incorporated in the State of Delaware whose registered office is One Lagoon Drive, Redwood City, California 94065 (“Equinix”); and

(2)
TELECITY GROUP PLC, a public limited company incorporated in England and Wales with company number 05603875 and whose registered office is Masters House, 107 Hammersmith Road, London W14 0QH (“Telecity”),

each a “Party” and together the "Parties".
WHEREAS:

(A)
the Parties are party to a Co-operation Agreement dated 29 May 2015 in relation to Equinix’s firm intention to make an offer for the entire issued and to be issued share capital of Telecity (the “Co-operation Agreement”);

(B)	the Parties currently intend that that the Transaction will be effected by means of a scheme of arrangement under Part 26 of the 2006 Act;

(C)
the Parties currently intend the Effective Date of the Scheme to be as early as practicable in January 2016, notwithstanding that it is currently intended that the Conditions set out in paragraphs 1.1 and 1.2 of Appendix 2 to the Announcement will not be satisfied until early January 2016; and

(D)	the Parties therefore wish to amend the Co-operation Agreement as set out in Clause 2 of this Amendment Agreement.
THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
In this Amendment Agreement (including the recitals), unless otherwise defined herein or the context otherwise requires, terms defined in this Amendment Agreement shall have the same meaning given to them in the Co-operation Agreement.

1.2	The principles of construction set out in the Co-operation Agreement shall have effect as if set out in this Agreement.

1.3
This Amendment Agreement is supplemental to and amends the Co-operation Agreement. References to the Co-operation Agreement, however expressed, will be read and construed as reference to the Co-operation Agreement as amended by this Amendment Agreement.

2.	AMENDMENT TO THE CO-OPERATION AGREEMENT
With effect from the date of this Amendment Agreement, Clause 7.1 of the Co-operation Agreement shall be replaced in its entirety as follows:
“The Parties intend that the Effective Date will be: (i) as early as practicable within the first 30 days of the calendar quarter immediately following satisfaction or waiver of the Conditions set out in paragraphs 1.1 and 1.2 of Appendix 2 to the Announcement (the “Trigger Conditions”) if the last of the Trigger Conditions is satisfied or waived after the first 15 days of a calendar quarter; or (ii) as early as practicable within the first 30 days of the calendar quarter in which the last of the Trigger Conditions is satisfied or waived if that final Trigger Condition is satisfied or waived on or within the first 15 days of a calendar quarter.”

3.	MISCELLANEOUS
Clauses 17 to 29 (inclusive) of the Co-operation Agreement shall be incorporated into this Amendment Agreement mutatis mutandis as if set out in full in this Amendment Agreement.
IN WITNESS of which this Amendment Agreement has been made on the date which appears at the head of this Amendment Agreement.

SIGNED by Eric Schwartz…………………………….. for and on behalf of EQUINIX, INC.	) ) ) )	/s/ Eric Schwartz……………………………

SIGNED by Eric Hageman……………………………….. for and on behalf of TELECITY GROUP PLC	) ) ) )	/s/ Eric Hageman …………………………